Exhibit 99

FOR RELEASE AT 4:30 ET	Wendy Crites, APR
OCTOBER 2, 2002	Corporate Communications
386/418-8888

REGENERATION TECHNOLOGIES RECEIVES EXTENSION
ON FORBEARANCE AGREEMENT

ALACHUA, Fla., (October 2, 2002) – Regeneration Technologies, Inc. (RTI) (NASDAQ: RTIX), the Florida-based processor of precision-tooled orthopedic allografts, announced today that it has entered into a 90-day extension of its forbearance agreement and the maturity date of its loans with its commercial lender, Bank of America. The extension expires December 31, 2002.

RTI has engaged Banc of America Securities LLC to assist RTI in obtaining new mortgage loans to refinance the $15.3 million in mortgage loans currently outstanding, of which $12.8 million relates to the company’s new, state-of-the-art facilities and $2.5 million relates to its former manufacturing and administration facilities.

As previously disclosed in April 2002, RTI was advised by its commercial lender that as a result of its previously announced results of operations for the year ended December 31, 2001, it did not meet certain financial ratio covenants that it was required to meet under its credit facilities. At that time, RTI entered into a forbearance agreement with its lender that provided for a waiver of these covenants and certain other defaults during the forbearance period and set a September 30, 2002, maturity date on the loans.

About RTI

RTI was the first company to successfully precision-tool bone into exact shapes and sizes in the mid-1990s. In 1996, after several years of research and development, RTI began distribution of the MD™ Dowel, the first precision-tooled allograft for the spine. In 1998, RTI received the patent for the MD™ Series dowel; today RTI holds many patents for allografts in this tissue repair market.

RTI processes allograft tissue into shaped implants for use in orthopedic and other surgeries. By processing allograft tissue into forms that can be used in many types of surgical procedures (orthopedic, urologic, craniofacial and cardiovascular surgery), RTI enables patients to benefit from the gift of donated tissues. Allografts processed by RTI include the patented MD-Series™ threaded bone dowels and CORNERSTONE-SR™ blocks; OSTEOFIL® Allograft Paste products and REGENAFIL® Allograft Paste products; and a complete line of sports medicine products, including meniscus, pre-shaped tendons, fresh osteochondral allografts and bone pins, anchors and interference screws. Information on RTI is available by visiting the company’s Web site at www.rtix.com.

Except for historical information, any statements, made in this press release about the Company’s anticipated financial results, future operational results or regulatory approvals are forward-looking statements subject to risks and uncertainties such as those described in the Company’s public filings on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results reflected in these forward-looking statements. Copies of the Company’s SEC filings may be obtained by contacting the Company or the SEC, or by visiting the SEC’s Web site at www.sec.gov.